Exhibit 99.1

NEWS RELEASE                                                                                                  Contact:                           Derek Gaertner
For Immediate Release                                                                                                                                    580 2nd Street, Suite 102
                     Encinitas, CA 92024
                         Phone: (760) 479-5075

MACC Private Equities Inc.
ANNOUNCES Nasdaq Notification

ENCINITAS, CALIFORNIA — (September 18, 2009) — On September 15, 2009, MACC Private Equities Inc. (the "Company") received a notice from the staff of the Nasdaq Stock Market, indicating the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2) because its common stock has not maintained a minimum bid price of $1.00 per share for the last 30 consecutive business days.  Nasdaq Listing Rule 5810(c)(3)(A) provides the Company with a grace period of 180 calendar days in which to regain compliance.  The Company's 180 day grace period expires on March 15, 2010.  The Company will regain compliance if during this grace period the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, at which point the Company will receive written confirmation of compliance from Nasdaq.  In the event the Company has not regained compliance by the end of this grace period it will receive a written notification that its securities are subject to delisting, a determination it can choose to appeal to Nasdaq Hearing's Panel.  Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards of The Nasdaq Capital Market, with the exception of bid price.  If the Company meets the initial listing criteria, the staff of the Nasdaq Stock Market will notify the Company that it has been granted an additional 180 calendar day compliance period.

No assurances can currently be given that the Company will be able to satisfy the above described deficiency and that its common stock will not be delisted.  Additionally, no assurances can currently be given that the Company will qualify for any additional grace periods offered by the Nasdaq Stock Market.  The deficiency notification described above will have no immediate effect on the listing of the Company's common stock at this time, pending the expiration of the relevant grace periods stated above.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2008, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.  #     #     #